Exhibit 10.13

English Summary of Lease Agreements (the “Leases”), dated May 9, 2010 (“Lease A”) and July 22, 2010 (“Lease B”), respectively, by and between Reuven Zahari, as landlord (the “Landlord”), and Evogene Ltd. (the “Company”), as tenant.

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Premises Covered by Leases: Under Lease A, approximately 1,110 square meters (or approximately 11,950 square feet) of land is leased (“Premises A”). Under Lease B, approximately 5 to 13 dunams (approximately 5,000 to 13,000 square meters, or approximately 53,820 to 140,000 square feet) is available for lease (“Premises B,” and together with Premises A, “the Premises”), and as of December 31, 2012, the Company leased approximately 13 dunams of this available land. Each of Premises A and Premises B is located in Kibbutz Naan, Israel.

•	Permitted Use of Leased Premises: Performance of scientific experiments on plants; storage of seeds, equipment and materials related to such experiments; and office use.

•	Rent: with respect to:

Lease A: US $1,000 yearly rent + VAT per year

Lease B: NIS 670 monthly rent + VAT per dunam per month

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Terms of Leases: The initial term of Lease A was from May 1, 2009 until April 30, 2012. The Company was granted an option to extend the term of Lease A for an additional period of 3 to 5 years from the termination of the initial Lease A term. This option was exercised by the Company for the full 5 year extension period.

The initial term of Lease B is from February 1, 2011 until February 1, 2016. The Company is granted an option to extend the term of Lease B for an additional period of up to 3 years from the termination of the initial Lease B term.

•	Termination: with respect to:

Lease A: The Company may terminate the Lease upon 90 days prior written notice to the Landlord, provided that upon such termination, the Company will be required to pay the Landlord a proportional amount of the annual rent that is equal to one month’s rent.

Lease B: In case of a material breach by one party to the Lease, the other party may terminate the Lease 7 days after providing written notice to the breaching party, provided that the breach has not been cured within 14 days prior to such notice.

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Modifications to Leased Premises: The Company is permitted to effect any impermanent modifications to the Premises at its discretion, subject to any third-party permits that may be required. (With respect to Premises A, however, a prior written consent from the Landlord is required.) All impermanent structures, infrastructure and facilities that may be built by the Company on the Premises will be owned exclusively by the Company.